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Crompton Corporation:

Investors: Media:	William Kuser Debra Durbin	(203) 573-2213 (203) 573-3005

CROMPTON COMPLETES FORMATION OF JOINT VENTURE
IN POLYMER PROCESSING EQUIPMENT

Middlebury, CT, April 29, 2005-Crompton Corporation (NYSE: CK) today announced that the company has completed the formation of a polymer processing equipment joint venture, Davis-Standard LLC (D-S LLC), with Hamilton Robinson LLC, a private equity firm, based in Stamford, Conn.

D-S LLC, headquartered in Pawcatuck, Conn., combines Crompton's Davis-Standard business and Hamilton Robinson's Black Clawson Converting Machinery Company (BCCM) and has approximate annual revenues of $220 million with Crompton as the majority owner. The joint venture will be classified in Crompton's financials as an equity investment.

"We are very pleased to announce the completion of this transaction and believe the joint venture will benefit all of the parties involved," said Crompton Chairman and CEO Robert L. Wood.

About Davis-Standard LLC

Davis-Standard LLC has facilities in Pawcatuck, Conn.; Somerville, N.J.; and Fulton, N.Y.; as well as in Germany and the UK. The business employs approximately 810 people. Davis-Standard LLC is a world leader in the manufacture and supply of rubber and plastics extrusion equipment and industrial blow-molding machines. For more information, visit www.davis-standard.com.

About Crompton Corporation
Crompton Corporation, with 2004 sales of $2.5 billion, is a producer and marketer of specialty chemicals and polymer products. Additional information concerning Crompton Corporation is available at www.cromptoncorp.com.

About Hamilton Robinson LLC
Hamilton Robinson LLC is a leading middle-market private equity investor, which since 1984 has successfully backed independent management teams in manufacturing, service, and media businesses throughout North American and Europe.  For more information, visit www.hrco.com.

Forward-Looking Statement
Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which Crompton is subject, the ability to obtain selling price increases, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, the ability to realize expected cost savings under Crompton's cost reduction initiatives, the amount of any additional earn-out payments from GE, the ability to successfully integrate Davis-Standard and Black Clawson into a joint venture, the success of the management group in managing the joint venture, the ability to reduce Crompton's debt levels, and other risks and uncertainties detailed in Crompton's filings with the Securities and Exchange Commission. These statements are based on Crompton's estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and Crompton's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by Crompton.